UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 25, 2007

The Charles Schwab Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  1-9700

Delaware	94-3025021
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

120 Kearny Street, San Francisco, CA 94108
(Address of principal executive offices, including zip code)

(415) 636-7000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 25, 2007, the Compensation Committee of the Board of Directors of The Charles Schwab Corporation (CSC) approved compensation for Joseph R. Martinetto, who has been named to replace Christopher V. Dodds as Chief Financial Officer effective upon Mr. Dodds' retirement as Chief Financial Officer on May 18, 2007. The compensation for Mr. Martinetto will be effective May 18, 2007 and consists of the following:

-        An annual base salary of $410,000;

-        A target bonus of 100% of his base salary for an annual cash incentive payment in 2007; and

-        A special one-time award of long-term compensation with a grant date of May 18, 2007, consisting of stock options with a value of $247,500 and restricted stock with a value of $202,500.

The stock options vest 25% on each of the first, second, third, and fourth anniversary of the grant date and have a term of seven years. The number of stock options will be determined by dividing $247,500 by the fair value of an option on the date of grant, and the exercise price of the stock options will be the closing price of a share of CSC's common stock on the date of grant. The number of restricted shares will be determined by dividing $202,500 by the market value of a share of CSC's common stock on the date of grant, which will be determined by the average of the high and low price of a share of CSC's common stock on the date of grant. The restricted shares vest 25% on each of the second and third anniversary of the grant date and 50% on the fourth anniversary of the grant date.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Charles Schwab Corporation

Date: April 27, 2007	By:	/s/ Christopher V. Dodds
Christopher V. Dodds
Executive Vice President and Chief Financial Officer